Exhibit 99.1
FOR IMMEDIATE RELEASE
October 22, 2009

Contacts:
Analysts		Media
Jay Gould	(614) 480-4060	Maureen Brown	(614) 480-5512
Jim Graham	(614) 480-3878
HUNTINGTON BANCSHARES REPORTS
•	2009 third quarter reported net loss of $166.2 million, or $0.33 per common share

•	Improved pre-tax, pre-provision income of $237.1 million, up $7.8 million, or 3%
•	3.20% net interest margin, up 10 basis points
•	Significantly strengthened capital
•	$587.3 million of capital actions during the third quarter

•	6.46% tangible common equity ratio, up 78 basis points

•	13.04% and 16.24% Tier 1 and Total capital ratios, respectively, up 119 basis points and 130 basis points, respectively
•	Strengthened liquidity position
•	10% annualized linked-quarter growth in average total core deposits

•	94% period end loan-to-deposit ratio, improved from 98% at June 30, 2009
•	Credit actions contributed to higher residential mortgage net charge-offs, commercial loan nonaccruals, and provision for credit losses
•	Over 55% of newly identified commercial nonaccrual loans were less than 30 days past due at September 30, 2009

•	2.90% allowance for credit losses at September 30, 2009, up from 2.51% at June 30, 2009 as the provision for credit losses exceeded net charge-offs by $119.2 million, or 33%
COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN; www.huntington.com) reported a 2009 third quarter net loss of $166.2 million, or $0.33 per common share. This compared with a net loss of $125.1 million, or $0.40 per common share in the 2009 second quarter, and net income of $75.1 million, or $0.17 per common share in the year-ago quarter. The lower loss per share in the current quarter compared with the 2009 second quarter reflected an increase in average common shares on a fully diluted basis to 589.7 million shares in the 2009 third quarter, up from an average of 459.2 million shares on a fully diluted basis in the second quarter.
For the first nine months of 2009, Huntington reported a net loss of $2,724.5 million, or $6.08 per common share, compared with net income of $303.5 million, or $0.83 per common share in the comparable 2008 period. Results for the first nine months of 2009 reflected $2,606.9 million, or $5.51 per common share, in noncash goodwill impairment charges.

PERFORMANCE OVERVIEW
“We believe it is in the best interest of our shareholders to position Huntington for a return to profitability as soon as possible,” said Stephen D. Steinour, chairman, president, and chief executive officer. “Fundamental to achieving this objective is growth in pre-tax, pre-provision income, a strong capital position, a liquid balance sheet, and a lower-risk loan portfolio. We made significant progress in each of these areas this past quarter.”
“Our reported loss for the quarter of $166.2 million was entirely due to $475.1 million of provision for credit loss expense as our pre-tax, pre-provision income increased $7.8 million, or 3%, from the second quarter,” he continued. “Continual improvement in pre-tax, pre-provision income helps set the stage for profitable performance once credit costs return to more historical performance. Contributing to the pre-tax, pre-provision income improvement was a 10 basis point increase in our net interest margin.”
“On the capital front, we raised $587.3 million of common equity. Our period-end tangible common equity ratio was 6.46%, up 78 basis points. Our period-end regulatory Tier 1 and Total risk-based capital were $3.1 billion and $2.8 billion significantly above the 6.0% and 10.0% ‘well capitalized’ regulatory thresholds, respectively. We believe we now have sufficient capital to weather a stressed economic scenario. We also continued to make excellent progress in improving liquidity due to strong core deposit growth and the cash received from our equity issuances. Our period-end loan-to-deposit ratio was 94%, improved from 98% at June 30, and much improved from 108% at the end of last year.”
“Lowering the risk profile of the loan portfolio has been a high priority since the beginning of the year,” he noted, “and we are aggressively addressing credit issues. In the first half of the year, we successfully restructured our Franklin Credit Management relationship and conducted significant commercial loan portfolio reviews. During the third quarter, utilizing the enhanced portfolio management processes put in place in the second quarter, we continued our emphasis on identifying changes in the risk profiles of our commercial borrowers. While nonaccrual loans increased by a net 20% in the quarter, the level of criticized loans increased by only 4%. This is important since the level of criticized loans is a leading indicator of future nonaccrual and charge-off levels. Our continued proactive identification of potential emerging problems contributed significantly to the increase in total nonaccrual loans. It is important to note that over 55% of the third quarter’s newly identified commercial nonaccrual loans were less than 30 days past due as of September 30.”
“With regard to our consumer portfolio, we continue to believe it will show better relative performance throughout this cycle. Nevertheless, some of our third quarter actions resulted in above trend line losses. For example, residential mortgage actions resulted in an outsized, third quarter annualized 6.15% net charge-off ratio. Excluding the impact of these actions, the third quarter annualized residential mortgage net charge-off ratio would have been 1.73%. While related net charge-offs increased, these actions contributed to a 151 basis point decline in the related ‘over 30 days past due’ ratio. These actions included taking a more conservative position on the timing of loss recognition, continued active loss mitigation and troubled debt restructuring efforts, as well as the sale of some underperforming loans.”

“In light of the continued stress on our loan portfolios, especially commercial real estate loans, it was prudent to continue to build our reserves. Our provision for credit losses exceeded net charge-offs by $119.2 million, or 33%. As a result, our period-end allowance for credit losses increased to 2.90% from 2.51% at the end of the second quarter. Even though net charge-offs remained elevated, they continued to be below the two-year cumulative loss assumptions used in our loan portfolio stress test analysis announced on May 20, 2009.”
“We will continue to manage the company assuming that the economy will remain weak for the foreseeable future. History has shown that meaningful improvement in credit quality, and thereby a return of provision for credit losses to more normal levels, lags improvement in economic indicators. As we entered this year, a key objective was to assure that we had sufficient capital to get through this economic cycle. We believe this objective was accomplished through our capital actions. Going forward, we will continue to seek opportunities to accelerate the resolution of problem credits and position Huntington for its return to profitability. In summary, I am encouraged by the progress we have made. We are more focused and are seeing improvement in underlying performance in a number of key areas. We are getting stronger every day,” he concluded.
THIRD QUARTER PERFORMANCE DISCUSSION
Significant Items Influencing Financial Performance Comparisons
From time to time, revenue, expenses, or taxes, are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be one-time or short-term in nature. Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance trends. (See Significant Items under the Basis of Presentation for a full discussion).
There were no Significant Items impacting 2009 third quarter performance. Those impacting prior periods are shown in Table 1 below.
Table 1 — Significant Items Impacting Earnings Performance Comparisons

Three Months Ended	Impact (1)
(in millions, except per share)	Pre-tax		EPS (2)
September 30, 2009 — GAAP loss	$(166.2)	(2)	$(0.33)
• None

June 30, 2009 — GAAP loss	$(125.1)	(2)	$(0.40)
• Gain on tender of trust preferred securities	67.4		0.10
• Gain related to Visa® stock	31.4		0.04
• Preferred stock conversion deemed dividend	NA		(0.06)
• FDIC special assessment	(23.6)		(0.03)
• Goodwill impairment	(4.2)		(0.01)

September 30, 2008 — GAAP earnings	$63.0	(2)	$0.17
• Gain on the extinguishment of debt	21.4		0.03
• Visa® deferred tax valuation allowance provision	(3.7	) (2)	(0.01)

(1)	Favorable (unfavorable) impact on GAAP earnings; pre-tax unless otherwise noted

(2)	After-tax; EPS reflected on a fully diluted basis

Pre-tax, Pre-provision Income Trends
One performance metric that Management believes is useful in analyzing performance in times of economic stress is the level of earnings adjusted to exclude provision expense and certain other volatile items. (See Pre-tax, Pre-provision in Basis of Presentation for a full discussion).
Table 2 shows pre-tax, pre-provision income was $237.1 million in the third quarter, up 3% from the prior quarter.
Table 2 — Pre-tax, Pre-provision Income (1) — 3Q09 — 3Q08

	2009			2008
	Third	Second	First	Fourth	Third
(in millions)	Quarter	Quarter	Quarter	Quarter	Quarter
(Loss) Income Before Income Taxes	$(257.4)	$(137.8)	$(2,685.0)	$(669.2)	$92.1
Add: Provision for credit losses	475.1	413.7	291.8	722.6	125.4
Less: Securities gains (losses)	(2.4)	(7.3)	2.1	(127.1)	(73.8)
Add: Amortization of intangibles	17.0	17.1	17.1	19.2	19.5
Less: Significant (1) items
Gain on the redemption of junior subordinated debt	—	67.4	—	—	—
Goodwill impairment	—	(4.2)	(2,602.7)	—	—
Gain related to Visa® stock	—	31.4	—	—	—
FDIC special assessment	—	(23.6)	—	—	—
Gain on the extinguishment of debt	—	—	—	—	21.4
Visa® anti-trust indemnification	—	—	—	4.6	—

Pre-tax, Pre-provision Income (1)	$237.1	$229.3	$224.6	$195.1	$289.4

LQ Change — Amount	$7.8	$4.7	$29.5	$(94.3)	$38.2
LQ Change — Percent	3.4%	2.1%	15.1%	-32.6%	15.2%

(1)	See Basis of Presentation for definition
As discussed in the sections that follow, the improvement from the 2009 second quarter primarily reflected the benefit of higher net interest income, service charges on deposits, and electronic banking income, partially offset by higher OREO and foreclosure expense and lower mortgage banking income.
Net Interest Income, Net Interest Margin, and Average Balance Sheet
2009 Third Quarter versus 2009 Second Quarter
Compared with the 2009 second quarter, fully-taxable equivalent net interest income increased $15.9 million, or 5%. This primarily reflected a 10 basis point increase in the net interest margin to 3.20% from 3.10% as average total earning assets were essentially unchanged. The increase in the net interest margin reflected a combination of factors including favorable impacts from strong core deposit growth and the benefit of lower deposit pricing, partially offset by the negative impact of maintaining a higher liquidity position. Average total earning assets were essentially unchanged as a $1.2 billion, or 18%, increase in other earning assets, primarily investment securities, was offset by a $1.2 billion, or 3%, decline in average total loans and leases.
Table 3 details the decrease in average loans and leases.

Table 3 — Loans and Leases — 3Q09 vs. 2Q09

	Third	Second
	Quarter	Quarter	Change
(in billions)	2009	2009	Amount	%
Average Loans and Leases
Commercial and industrial	$12.9	$13.5	$(0.6)	(4)%
Commercial real estate	8.9	9.2	(0.3)	(3)

Total commercial	$21.8	$22.7	$(0.9)	(4)%

Automobile loans and leases	3.2	3.3	(0.1)	(2)
Home equity	7.6	7.6	(0.1)	(1)
Residential mortgage	4.5	4.7	(0.2)	(4)
Other consumer	0.8	0.7	0.1	8

Total consumer	16.1	16.3	(0.2)	(1)

Total loans and leases	$37.9	$39.0	$(1.2)	(3)%

Average total loans and leases declined $1.2 billion, or 3%, reflecting a $0.9 billion, or 4% decline in total commercial loans and a $0.2 billion, or 1%, decline in total consumer loans.
Average total commercial loans decreased $0.9 billion, or 4%. Average commercial and industrial (C&I) loans were lower based, in part on lower line utilization across the portfolio, particularly in automobile dealer floorplan loans. The lower floorplan balances were consistent with the lower level of dealer car inventories resulting from the “cash for clunkers” program and lower manufacturer production levels. We continue to expect no credit impact from dealership closings. The planned decline in average commercial real estate (CRE) loans primarily reflected payoffs, balance reductions, and charge-offs.
Average total consumer loans declined $0.2 billion, or 1%. The decline was spread evenly across the portfolio segments. The decline in average automobile loans and leases was consistent with our expectations given market conditions along with the continued run-off of the automobile lease portfolio. Demand for home equity loans remained weak, reflecting the impact of the economic environment and depressed home values. The decline in residential mortgages reflected the impact of lower market interest rates, the related increase in fixed-rate refinancing activity, and our practice of selling virtually all of our longer-term fixed-rate production. It also reflected the more conservative position on loss recognition, active loss mitigation and troubled debt restructuring efforts, as well as the sale of some underperforming loans.
The $1.2 billion, or 18%, increase in other earning assets reflected a $1.3 billion, or 25%, increase in average total investment securities as the cash proceeds from capital actions during the second and third quarters were deployed (See Capital for a full discussion). The increase primarily represented the purchase of agency debt with an average 2-year maturity and agency CMOs with an average 3-year maturity.
Our period-end liquidity position remained strong. At September 30, 2009, total cash and due from banks was $1.9 billion, down slightly from $2.1 billion at the end of the prior quarter. During the first nine months of this year, we strengthened balance sheet liquidity as our available cash increased $1.1 billion, and our unpledged investment securities increased $4.2 billion from December 31, 2008.
Another metric indicating our improved liquidity position was a decline in our loan-to-deposit ratio. At September 30, 2009, our loan-to-deposit ratio was 94%, improved from 98% at the end of the second quarter, and from 108% at the end of last year. Growth in core deposits contributed to this improvement.
Table 4 details the increase in average total deposits.

Table 4 — Deposits — 3Q09 vs. 2Q09

	Third	Second
	Quarter	Quarter	Change
(in billions)	2009	2009	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.2	$6.0	$0.2	3%
Demand deposits — interest bearing	5.1	4.5	0.6	13
Money market deposits	7.6	6.4	1.2	20
Savings and other domestic deposits	4.8	5.0	(0.3)	(5)
Core certificates of deposit	11.6	12.5	(0.9)	(7)

Total core deposits	35.3	34.5	0.9	3
Other deposits	4.2	5.1	(0.8)	(16)

Total deposits	$39.6	$39.5	$0.1	0%

Average total deposits increased slightly from the prior quarter and reflected:
•	$0.9 billion, or 3%, growth in average total core deposits. The primary drivers of this change were 20% growth in average money market deposits, 13% growth in interest bearing demand deposits, and 3% increase in noninterest bearing demand deposits. These increases were partially offset by a $0.9 billion, or 7%, decline in average core certificates of deposit, reflecting our focus on growing money market and transaction accounts. Average savings and other domestic deposits declined $0.3 billion, or 5%.
Partially offset by:
•	$0.8 billion, or 16%, decline in other deposits, reflecting our deployment of excess liquidity in reducing noncore funding sources.
2009 Third Quarter versus 2008 Third Quarter
Fully-taxable equivalent net interest income decreased $27.1 million, or 7%, from the year-ago quarter. This reflected the unfavorable impact of a $2.1 billion, or 4%, decline in total average earning assets, as well as a 9 basis point decline in the net interest margin to 3.20% from 3.29%. The decline in total average earning assets reflected a $3.1 billion, or 8%, decline in average total loans and leases, partially offset by a $1.0 billion, or 16%, increase in other earning assets, primarily investment securities.
Table 5 details the $3.1 billion decrease in average loans and leases.
Table 5 — Loans and Leases — 3Q09 vs. 3Q08

	Third Quarter		Change
(in billions)	2009	2008	Amount	%
Average Loans and Leases
Commercial and industrial	$12.9	$13.6	$(0.7)	(5)%
Commercial real estate	8.9	9.8	(0.9)	(10)

Total commercial	$21.8	$23.4	$(1.6)	(7)%

Automobile loans and leases	3.2	4.6	(1.4)	(30)
Home equity	7.6	7.5	0.1	2
Residential mortgage	4.5	4.8	(0.3)	(7)
Other consumer	0.8	0.7	0.1	13

Total consumer	16.1	17.6	(1.5)	(9)

Total loans and leases	$37.9	$41.0	$(3.1)	(8)%

The $3.1 billion, or 8%, decrease in average total loans and leases reflected:

•	$1.6 billion, or 7%, decrease in average total commercial loans. The $0.9 billion, or 10%, decrease in average CRE loans reflected a combination of factors, including our planned efforts to shrink this portfolio through payoffs and paydowns, as well as the impact of charge-offs and the 2009 first quarter reclassification of CRE loans to C&I loans. The decline in average C&I loans reflected the impact of the reclassification project, offset by paydowns, the automobile dealer floorplan reductions, and the Franklin restructuring and related 2008 fourth quarter and 2009 first quarter charge-offs.

•	$1.5 billion, or 9%, decrease in average total consumer loans. This primarily reflected a $1.4 billion, or 30%, decline in average automobile loans and leases due to the 2009 first quarter securitization of $1.0 billion of automobile loans, as well as the continued runoff of the automobile lease portfolio. The $0.3 billion, or 7%, decline in average residential mortgages reflected the impact of loan sales, as well as the continued refinance of portfolio loans and the related increased sale of fixed-rate originations, partially offset by additions related to the 2009 first quarter Franklin restructuring. Average home equity loans increased 2%, due primarily to increased line usage and slower runoff experience. The increased line usage continued to be associated with higher quality borrowers taking advantage of the low interest rate environment.
The $1.0 billion, or 16%, increase in other earning assets reflected a $2.0 billion, or 42%, increase in average total investment securities as the cash proceeds from capital actions during the second and third quarters were deployed (See Capital for a full discussion). Average trading account securities declined $0.9 billion, or 89%, from the year-ago quarter, due to the reduction in the use of securities to hedge mortgage servicing rights.
Table 6 details the $1.8 billion, or 5%, increase in average total deposits.
Table 6 — Deposits — 3Q09 vs. 3Q08

	Third Quarter		Change
(in billions)	2009	2008	Amount	%
Average Deposits
Demand deposits — noninterest bearing	$6.2	$5.1	$1.1	22%
Demand deposits — interest bearing	5.1	4.0	1.1	28
Money market deposits	7.6	5.9	1.7	30
Savings and other domestic deposits	4.8	5.1	(0.3)	(6)
Core certificates of deposit	11.6	12.0	(0.3)	(3)

Total core deposits	35.3	32.0	3.3	10
Other deposits	4.2	5.8	(1.5)	(26)

Total deposits	$39.6	$37.8	$1.8	5%

Average total deposits increased $1.8 billion, or 5%, from the year-ago quarter and reflected:
•	$3.3 billion, or 10%, growth in average total core deposits. The primary drivers of this change were 30% growth in average money market deposits, 28% growth in average interest bearing demand deposits, and 22% growth in average noninterest bearing demand deposits. These increases were partially offset by a $0.3 billion, or 6%, decline in average savings and other domestic deposits and a $0.3 billion, or 3%, decline in average core certificates of deposit.
Partially offset by:
•	A $1.5 billion, or 26%, decrease in average other deposits, primarily reflecting our deployment of excess liquidity in reducing noncore funding sources.

Provision for Credit Losses
The provision for credit losses in the 2009 third quarter was $475.1 million, up $61.4 million, or 15%, from the prior quarter and up $349.7 million from the year-ago quarter. The current quarter’s provision for credit losses exceeded net charge-offs by $119.2 million (See Credit Quality discussion).
Noninterest Income
2009 Third Quarter versus 2009 Second Quarter
Noninterest income decreased $9.9 million, or 4%, from the 2009 second quarter.
Table 7 — Noninterest Income — 3Q09 vs. 2Q09

	Third	Second
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%
Noninterest Income
Service charges on deposit accounts	$80.8	$75.4	$5.5	7%
Brokerage and insurance income	34.0	32.1	1.9	6
Trust services	25.8	25.7	0.1	0
Electronic banking income	28.0	24.5	3.5	14
Bank owned life insurance income	13.6	14.3	(0.6)	(4)
Automobile operating lease income	12.8	13.1	(0.3)	(2)
Mortgage banking income	21.4	30.8	(9.4)	(30)
Securities losses	(2.4)	(7.3)	5.0	68
Other income	41.9	57.5	(15.6)	(27)

Total noninterest income	$256.1	$265.9	$(9.9)	(4)%

The $9.9 million decrease in total noninterest income reflected:
•	$15.6 million, or 27%, decline in other income, as the prior quarter included a $31.4 million gain on the sale of Visa® stock. The current quarter reflected a $22.8 million benefit representing the change in fair value of our derivatives that did not qualify for hedge accounting. This benefit was partially offset by a $7.5 million loss on commercial loans held for sale and other equity investment losses.

•	$9.4 million, or 30%, decline in mortgage banking income, primarily reflecting a $15.3 million decline in origination and secondary marketing income as loan originations declined 37% from the prior quarter. This was partially offset by a $2.5 million net improvement in MSR valuation and hedging from the prior quarter.
Partially offset by:
•	$5.5 million, or 7%, increase in service charges on deposit accounts, primarily reflecting seasonally higher personal service charges, mostly NSF/OD related, as well as account growth.

•	$5.0 million decline in securities losses as the current quarter reflected a $2.4 million loss compared with a $7.3 million loss in the prior quarter.

•	$3.5 million, or 14%, increase in electronic banking income including additional third-party processing fees.
2009 Third Quarter versus 2008 Third Quarter
Noninterest income increased $88.2 million, or 53%, from the year-ago quarter.

Table 8 — Noninterest Income — 3Q09 vs. 3Q08

	Third Quarter		Change
(in millions)	2009	2008	Amount	%
Noninterest Income
Service charges on deposit accounts	$80.8	$80.5	$0.3	0%
Brokerage and insurance income	34.0	34.3	(0.3)	(1)
Trust services	25.8	31.0	(5.1)	(17)
Electronic banking income	28.0	23.4	4.6	19
Bank owned life insurance income	13.6	13.3	0.3	2
Automobile operating lease income	12.8	11.5	1.3	11
Mortgage banking income	21.4	10.3	11.1	NM
Securities losses	(2.4)	(73.8)	71.4	97
Other income	41.9	37.3	4.6	12

Total noninterest income	$256.1	$167.9	$88.2	53%

The $88.2 million increase in total noninterest income reflected:
•	$71.4 million improvement in securities losses as the current quarter reflected a $2.4 million loss compared with a $73.8 million loss in the year-ago quarter as that period included a $76.6 million other-than-temporary-impairment (OTTI) write down in the Alt-A mortgage loan-backed securities portfolio.

•	$11.1 million increase in mortgage banking income, reflecting an $8.8 million increase in origination and secondary marketing income as originations in the current quarter were 47% higher, as well as a $5.0 million net improvement in MSR valuation and hedging activity.

•	$4.6 million, or 19%, increase in electronic banking income.

•	$4.6 million, or 12%, increase in other income, reflecting the current quarter’s net impact of a $22.8 million change in fair value of our derivatives that did not qualify for hedge accounting, partially offset by a $7.5 million loss on sale of loans held for sale, lower mezzanine lending income, lower equity investment gains, and lower derivatives income.
Partially offset by:
•	$5.1 million, or 17%, decline in trust services income, reflecting the impact of lower market values on asset management revenues and reduced yields on money market funds.
Noninterest Expense
2009 Third Quarter versus 2009 Second Quarter
Noninterest expense increased $61.1 million, or 18%, from the 2009 second quarter.

Table 9 — Noninterest Expense — 3Q09 vs. 2Q09

	Third	Second
	Quarter	Quarter	Change
(in millions)	2009	2009	Amount	%
Noninterest Expense
Personnel costs	$172.2	$171.7	$0.4	0%
Outside data processing and other services	38.0	39.3	(1.3)	(3)
Net occupancy	25.4	24.4	1.0	4
OREO and foreclosure expense	39.0	26.5	12.4	47
Equipment	21.0	21.3	(0.3)	(1)
Amortization of intangibles	17.0	17.1	(0.1)	(1)
Professional services	18.1	16.7	1.5	9
Marketing	8.3	7.5	0.8	10
Automobile operating lease expense	10.6	11.4	(0.8)	(7)
Telecommunications	5.9	6.1	(0.2)	(3)
Printing and supplies	4.0	4.2	(0.2)	(5)
Goodwill impairment	—	4.2	(4.2)	NM
Other expense	41.8	(10.4)	52.2	NM

Total noninterest expense	$401.1	$340.0	$61.1	18%

The $61.1 million increase in noninterest expense reflected:
•	$52.2 million increase in other expense, reflecting the fact that the prior quarter expense was reduced by a $67.4 gain on the redemption of a portion of our junior subordinated debt, partially offset by a reduction in FDIC insurance expense as the prior quarter included a $23.6 million special assessment.

•	$12.4 million, or 47%, increase in OREO and foreclosure expense, reflecting higher levels of problem assets, as well as loss mitigation activities. The current quarter included a $14.3 million charge related to one CRE retail OREO property.
2009 Third Quarter versus 2008 Third Quarter
Noninterest expense increased $62.1 million, or 18%, from the year-ago quarter.
Table 10 — Noninterest Expense — 3Q09 vs. 3Q08

	Third Quarter		Change
(in millions)	2009	2008	Amount	%
Noninterest Expense
Personnel costs	$172.2	$184.8	$(12.7)	(7)%
Outside data processing and other services	38.0	32.4	5.6	17
Net occupancy	25.4	25.2	0.2	1
OREO and foreclosure expense	39.0	9.1	29.9	NM
Equipment	21.0	22.1	(1.1)	(5)
Amortization of intangibles	17.0	19.5	(2.5)	(13)
Professional services	18.1	12.2	5.9	48
Marketing	8.3	7.0	1.2	17
Automobile operating lease expense	10.6	9.1	1.5	16
Telecommunications	5.9	6.0	(0.1)	(2)
Printing and supplies	4.0	4.3	(0.4)	(8)
Other expense	41.8	7.2	34.6	NM

Total noninterest expense	$401.1	$339.0	$62.1	18%

The $62.1 million increase reflected:
•	$34.6 million increase in other expense, reflecting a $19.8 million increase in FDIC insurance expenses as the prior period’s assessment expense was offset by an assessment credit that has since been fully utilized. In addition, the year-ago quarter included a $21.4 million reduction to expense as a result of a gain on the debt extinguishment.

•	$29.9 million increase in OREO and foreclosure expense, reflecting higher levels of problem assets, as well as loss mitigation activities.

•	$5.9 million, or 48%, increase in professional services, reflecting higher consulting and collection-related expenses.

•	$5.6 million, or 17%, increase in outside data processing and other services, primarily reflecting portfolio servicing fees now paid to Franklin resulting from the first quarter restructuring of this relationship.
Partially offset by:
•	$12.7 million, or 7%, decline in personnel costs, reflecting a decline in salaries and lower benefits and commission expense. Full-time equivalent staff declined 7% from the year-ago period.

•	$2.5 million, or 13%, decline in amortization of intangibles expense.
Income Taxes
The provision for income taxes in the 2009 third quarter was a benefit of $91.2 million. The effective tax rate for the 2009 third quarter was a tax benefit of 35.4%. The effective tax rate for the nine months income ended September 30, 2009 was a tax benefit of 11.5%.
Credit Quality Performance Discussion
Credit quality performance in the 2009 third quarter continued to be negatively impacted by the sustained economic weakness in our Midwest markets. In addition, we initiated certain actions with regard to loss recognition on our residential mortgage portfolio that we believe will increase the flexibility in working the loans toward timelier resolution.
Net Charge-Offs (NCOs)
Total net charge-offs for the 2009 third quarter were $355.9 million, or an annualized 3.76% of average total loans and leases. This was up $21.5 million from $334.4 million, or an annualized 3.43%, in the 2009 second quarter. While total commercial net charge-offs declined $32.9 million from the prior quarter, this was offset by a $54.4 million increase in total consumer net charge-offs. Net charge-offs in the year-ago quarter were $83.8 million, or an annualized 0.82%.
Total C&I net charge-offs for the 2009 third quarter were $68.8 million, or an annualized 2.13%, down 30% from $98.3 million, or an annualized 2.91% of related loans, in the 2009 second quarter. Total C&I net charge-offs in the year-ago quarter were $29.6 million, or an annualized 0.87%. Third quarter results were substantially improved on a net comparison basis with the prior quarter and our early-stage delinquencies were lower. The lower losses in the quarter were primarily a result of significantly lower activity associated with loans over $5 million. While the decline from the prior quarter was a clear positive, there continues to be concern regarding the impact of the economic conditions on our commercial borrowers. The majority of the charge-offs were concentrated in smaller loans, distributed across our geographic markets. From an industry perspective, the broad category of manufacturing represented the most significant level of losses.

Current quarter CRE net charge-offs were $169.2 million, down 2% from $172.6 million in the prior quarter. Reflecting the decline in average outstandings, third quarter CRE net charge-offs expressed as an annualized percent of outstandings were 7.62%, up from an annualized 7.51% in the prior quarter. The single family homebuilder and retail projects continued to represent a significant portion, or 65%, of the losses. The level of losses in excess of $5 million continued to decline, both in terms of the number of loans, as well as related cumulative amount, as we continued to actively address the credit issues in the portfolio.
Total consumer net charge-offs in the current quarter were $117.9 million, or an annualized 2.94%, up 86% from $63.5 million, or an annualized 1.56% of average total consumer loans in the second quarter. Total consumer net charge-offs in the year-ago quarter were $43.1 million, or an annualized 0.98%. The residential mortgage portfolio actions were the primary driver of the increase in total consumer net charge-offs.
Residential mortgage net charge-offs were $69.0 million, or an annualized 6.15% of related average balances, up $51.8 million from the second quarter. Residential mortgage net charge-offs in the year-ago quarter were $6.7 million, or an annualized 0.56%. The outsized increase from the second quarter reflected, among other actions, a more conservative position on the timing of loss recognition. This accounted for $32.0 million of third quarter net charge-offs. In addition, during the quarter we sold $45 million of underperforming mortgage loans that resulted in $17.6 million of net charge-offs. Excluding the impact of these two actions, net charge-offs on residential mortgages would have been an annualized 1.73%. Even excluding the impact from these two portfolio actions, we were generally pleased with the delinquency trends in the portfolio. We continue to see some positive trends in early-stage delinquencies, indicating that even with the economic stress on our borrowers, our losses are expected to remain manageable.
Home equity net charge-offs in the 2009 third quarter were $28.0 million, or an annualized 1.48%. This was up from $24.7 million, or an annualized 1.29%, in the prior quarter and from $15.8 million, or an annualized 0.85%, in the year-ago quarter. While net charge-offs were higher than prior quarters, there continued to be a declining trend in the early-stage delinquency level in the home equity line of credit portfolio, supporting our longer-term positive view for home equity portfolio performance. The higher losses resulted from a significant increase in loss mitigation activity and short sales. We continue to believe that our more proactive loss mitigation strategies are in the best interest of both the company and our customers. While there has been a clear increase in the losses from the year-ago quarter, given the market conditions, performance remained within expectations.
Automobile loan and lease net charge-offs were $10.7 million, or an annualized 1.33%, down from $14.6 million, or an annualized 1.78%, in the prior quarter. Automobile loan and lease net charge-offs in the year-ago quarter were $13.3 million, or an annualized 1.15%. Performance of this portfolio on both an absolute and relative basis continued to be consistent with our views regarding the underlying quality of the portfolio. We were also pleased that the level of delinquencies dropped for the third quarter in a row, further substantiating our view of flat to improved performance of this portfolio.
Nonaccrual Loans (NALs) and Nonperforming Assets (NPAs)
The table below shows the change in NALs and NPAs between the 2009 third quarter and 2009 second quarter.

Table 11 — Nonaccrual Loans and Nonperforming Assets — 3Q09 vs. 2Q09

	2009		Change
(in millions)	September 30,	June 30,	Amount	%
Nonaccrual loans and leases (NALs):
Commercial and industrial	$612.7	$456.7	$156.0	34%
Commercial real estate	1,133.7	850.8	282.8	33
Residential mortgage	390.5	475.5	(85.0)	(18)
Home equity	44.2	35.3	8.9	25

Total nonaccrual loans and leas	2,181.1	1,818.4	362.7	20
Other real estate, net:
Residential	81.8	108.0	(26.1)	(24)
Commercial	60.8	65.0	(4.2)	(6)

Total other real estate, net	142.6	172.9	(30.3)	(18)
Impaired loans held for sale	20.4	11.3	9.1	81

Total nonperforming assets	$2,344.0	$2,002.6	$341.5	17%
Nonaccrual loans (NALs) were $2,181.1 million at September 30, 2009, and represented 5.85% of total loans and leases. This was up $362.7 million, or 20%, from $1,818.4 million, or 4.72% of total loans and leases, at June 30, 2009. Period end NALs in the year-ago quarter were $585.9 million, or 1.42%. The increase from the prior quarter primarily reflected increases in CRE and C&I-related NALs.
During the third quarter, and because we believe that there will be no meaningful economic recovery for the foreseeable future, we took a more conservative approach in identifying and classifying emerging problem credits. In many cases, commercial loans were placed on nonaccrual status even though the loan was less than 30 days past due for both principal and interest payments. This significantly impacted the inflow of commercial loan NALs for the quarter. Of the commercial loans placed on nonaccrual status in the quarter, over 55% were less than 30 days past due. Of the period end $1,746.4 million of CRE and C&I-related NALs, approximately 36% represented loans that were less than 30 days past due. We believe the decisions increase our options for working these loans toward timelier resolution.
CRE NALs increased $282.8 million, or 33%, from the end of the second quarter. Unlike the second quarter, where 70% of the increase was centered in retail projects, the increase in the third quarter reflected higher NALs across the portfolio, including single family homebuilder, office, and warehouse segments.
C&I NALs increased $156.0 million, or 34%, from the end of the second quarter. The increase was associated with loans throughout our footprint, with no specific geographic concentration. From an industry perspective, the manufacturing-related segment accounted for a significant portion of the increase.
Residential mortgage NALs declined $85.0 million, or 18%, reflecting the impact of the more conservative position on the timing of loss recognition, active loss mitigation and troubled debt restructuring efforts, as well as the sale of loans. Our efforts to proactively address existing issues with loss mitigation and loan modification transactions have helped to minimize the inflow of new NALs.
Home equity NALs increased $8.9 million, or 25%, reflecting loans migrating into the more serious delinquency stage. However, this does not indicate higher future losses, as all loans have been written down to expected proceeds.
Nonperforming assets (NPAs), which include NALs, were $2,344.0 million at September 30, 2009, and represented 6.26% of related assets. This was up $341.5 million, or 17%, from $2,002.6 million, or 5.18% of related assets at the end of the second quarter. This was significantly higher than $675.3 million, or 1.64% of related assets at the end of the year-ago period. The linked-quarter increase in NPAs was less than the increase in NALs as OREO assets declined $30.3 million, or 18%, reflecting a continuation of our concerted efforts to sell OREO properties.

The over 90-day delinquent, but still accruing, ratio excluding loans guaranteed by the U.S. Government, was 0.29% at September 30, 2009, down from 0.38% at the end of second quarter, and 15 basis points lower than a year-ago. On this same basis, the delinquency ratio for total consumer loans was 0.66% at September 30, 2009, down from 0.90% at the end of the prior quarter, and up from 0.54% a year-ago.
Allowances for Credit Losses (ACL)
We maintain two reserves, both of which are available to absorb probable credit losses: the allowance for loan and lease losses (ALLL) and the allowance for unfunded loan commitments and letters of credit (AULC). When summed together, these reserves constitute the total ACL.
At September 30, 2009, the ALLL was $1,032.0 million, up $114.3 million, or 12%, from $917.7 million at the end of the prior quarter, and up $311.2 million, or 43%, from a year ago. Expressed as a percent of period-end loans and leases, the ALLL ratio at September 30, 2009, was 2.77%, up from 2.38% at the end of the prior quarter and from 1.75% a year ago. The ALLL as a percent of NALs was 47% at September 30, 2009, down from 50% at June 30, 2009, and from 123% a year ago.
At September 30, 2009, the AULC was $50.1 million, up slightly from $47.1 million at the end of the second quarter. The decline in the AULC from $61.6 million from the end of the year-ago quarter reflected the transfer of $12.1 million from the AULC to the ALLL and a $5.4 million reduction related to unfunded loan commitments in the 2008 fourth quarter.
On a combined basis, the ACL as a percent of total loans and leases at September 30, 2009, was 2.90%, up from 2.51% at June 30, 2009, and from 1.90% a year ago. The ACL as a percent of NALs was 50% at September 30, 2009, down from 53% at June 30, 2009, and from 134% a year ago.
The increase in the ACL from the year-ago quarter reflected the impact of the weak economic environment as we have consistently added to our reserves across the entire loan portfolio. In the 2009 third quarter, the provision for credit losses exceeded net charge-offs by $119.2 million.
Capital
During the third quarter, we completed a third discretionary equity issuance plan (DEIP) that raised $150 million of common equity and a public offering of $460 million of common equity. The net proceeds of the third quarter DEIP and common stock offering programs on a combined basis added $587.3 million to common equity.
Table 12 recaps all of capital actions for the first nine months of 2009, which on a net basis added $1.3 billion to common equity, and $1.6 billion to Tier 1 regulatory capital.

Table 12 — Capital Actions

			Other
	Common Stock		Retained
($ and Shares in millions)	Shares (1)	Amount	Earnings	Total
1Q09
Franklin restructuring	—	$—	$159.9	$159.9
Conversion of preferred stock	24.6	114.1	—	114.1
Other tangible capital improvements (2)	—	—	47.1	47.1

1Q09 Total	24.6	114.1	207.0	321.1

2Q09
Discretionary equity issuance #1	38.5	117.6	—	117.6
Discretionary equity issuance #2	18.5	74.4	—	74.4
Conversion of preferred stock	16.5	92.3	—	92.3
Common stock offering	103.5	356.4	—	356.4
Gain on the redemption of junior subordinated debt	—	—	43.8	43.8
Gain related to Visa ® stock	—	—	20.4	20.4

2Q09 Total	177.0	640.7	64.2	704.9

3Q09
Discretionary equity issuance #3	35.7	146.9	—	146.9
Common stock offering	109.5	440.4	—	440.4

3Q09 Total	145.2	587.3	—	587.3

Year-to-date	346.8	$1,342.1	$271.2	$1,613.3

(1)	Excludes other miscellaneous issuances

(2)	Other Comprehensive Income improvement included due to materiality
Reflecting these actions, our capital position at September 30, 2009 was much improved from June 30, 2009, and significantly strengthened from the end of last year as noted in Table 13.
Table 13 — Capital Ratios

	2009			2008
($ millions)	Sep. 30,	Jun. 30,	Mar. 31,	Dec. 31,	Sep.30,
Tangible common equity / tangible assets ratio	6.46%	5.68%	4.65%	4.04%	4.88%

Tier 1 common risk-based capital ratio	7.82%	6.80%	5.63%	5.05%	5.89%

Regulatory Tier 1 risk-based capital ratio	13.04%	11.85%	11.14%	10.72%	8.80%
Excess over 6.0%(1)	$3,107	$2,660	$2,384	$2,218	$1,305

Regulatory Total risk-based capital ratio	16.24%	14.94%	14.26%	13.91%	12.03%
Excess over 10.0% (1)	$2,754	$2,246	$1,976	$1,837	$946

Total risk-weighted assets	$44,128	$45,463	$46,383	$46,994	$46,608

(1)“Well-capitalized” regulatory threshold
At September 30, 2009, our regulatory Tier 1 and Total risk-based capital ratios were 13.04% and 16.24%, respectively, up from 11.86% and 14.94%, respectively, at June 30, 2009. On an absolute basis, our Tier 1 and Total risk-based capital ratios exceeded the regulatory “well capitalized” thresholds by $3.1 billion and $2.8 billion, respectively. The “well capitalized” level is the highest regulatory capital designation.

The tangible common equity to asset ratio at September 30, 2009, was 6.46%, up from 5.68% at the end of the prior quarter, and significantly strengthened from 4.04% at the end of last year. Our Tier 1 common risk-based capital ratio at quarter end was 7.82%, up from 6.80% at the end of the prior quarter and from 5.05% at the end of last year.
2009 FOURTH QUARTER EXPECTATIONS
Commenting on 2009 fourth quarter expectations Steinour noted, “Though we expect to continue to make good progress in improving those areas that drive pre-tax, pre-provision income, we continue to feel the effect of the weak economic environment in our markets. It is prudent to manage the company, therefore, with the view that there will be no material turnaround for the foreseeable future. We expect fourth quarter net charge-offs, provision for credit loss expenses, and loan loss reserve levels to remain elevated, reflecting our continued efforts to aggressively address problem loans.”
“It is encouraging to see good progress in our noncredit related performance, and we anticipate further progress in improving our pre-tax, pre-provision income. By continuing to focus on disciplined loan and deposit pricing, we expect our fourth quarter net interest margin will be flat-to-slightly higher than the third quarter level. The very good traction we have achieved in growing transaction-related core deposits is also expected to continue. Funding will also benefit from the deposits from our previously announced FDIC-related acquisition of the failed Warren Bank in Michigan. However, loans are expected to decline modestly, reflecting the impacts of our continued efforts to reduce our commercial real estate exposure, the weak economy, as well as charge-offs. Fee income performance will likely remain mixed and expenses well-controlled,” he concluded.
Conference Call / Webcast Information
Huntington’s senior management will host an earnings conference call on Thursday, October 22, 2009, at 1:00 p.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at (800) 267-7495; conference ID 33264378. Slides will be available at www.huntington-ir.com just prior to 1:00 p.m. (Eastern Daylight Time) on October 22, 2009, for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available two hours after the completion of the call through October 31, 2009 at (800) 642-1687; conference ID 33264378.
Forward-looking Statement
This press release contains certain forward-looking statements, including certain plans, expectations, goals, projections, and statements, which are subject to numerous assumptions, risks, and uncertainties. Actual results could differ materially from those contained or implied by such statements for a variety of factors including: (1) deterioration in the loan portfolio could be worse than expected due to a number of factors such as the underlying value of the collateral could prove less valuable than otherwise assumed and assumed cash flows may be worse than expected; (2) changes in economic conditions; (3) movements in interest rates; (4) competitive pressures on product pricing and services; (5) success and timing of other business strategies; (6) the nature, extent, and timing of governmental actions and reforms, including existing and potential future restrictions and limitations imposed in connection with the Troubled Asset Relief Program’s voluntary Capital Purchase Plan or otherwise under the Emergency Economic Stabilization Act of 2008; and (7) extended disruption of vital infrastructure. Additional factors that could cause results to differ materially from those described above can be found in Huntington’s 2008 Annual Report on Form 10-K, and documents subsequently filed by Huntington with the Securities and Exchange Commission. All forward-looking statements included in this release are based on information available at the time of the release. Huntington assumes no obligation to update any forward-looking statement.

Basis of Presentation
Use of Non-GAAP Financial Measures
This earnings press release contains GAAP financial measures and non-GAAP financial measures where management believes it to be helpful in understanding Huntington’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this earnings release, the Quarterly Financial Review supplement to this release, the 2009 third quarter earnings conference call slides, or the Form 8-K filed related to this release, which can be found on Huntington’s website at huntington-ir.com.
Pre-tax, Pre-provision Income
One non-GAAP performance metric that Management believes is useful in analyzing underlying performance trends, particularly in times of economic stress, is pre-tax, pre-provision income. This is the level of earnings adjusted to exclude the impact of:
•	provision expense, which is excluded because its absolute level is elevated and volatile in times of economic stress;

•	investment securities gains/losses, which are excluded because in times of economic stress securities market valuations may also become particularly volatile;

•	amortization of intangibles expense, which is excluded because return on tangible common equity is a key metric used by Management to gauge performance trends; and

•	certain items identified by Management (see Significant Items below) which Management believes may distort the company’s underlying performance trends.
Significant Items
From time to time, revenue, expenses, or taxes, are impacted by items judged by Management to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their outsized impact is believed by Management at that time to be one-time or short-term in nature. We refer to such items as “Significant Items”. Most often, these Significant Items result from factors originating outside the company; e.g., regulatory actions/assessments, windfall gains, changes in accounting principles, one-time tax assessments/refunds, etc. In other cases they may result from Management decisions associated with significant corporation actions out of the ordinary course of business; e.g., merger/restructuring charges, recapitalization actions, goodwill impairment, etc.
Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule volatility alone does not define a Significant Item. For example, changes in the provision for credit losses, gains/losses from investment activities, asset valuation writedowns, etc., reflect ordinary banking activities and are, therefore, typically excluded from consideration as a Significant Item.
Management believes the disclosure of “Significant Items” in current and prior period results aids analysts/investors in better understanding corporate performance and trends so that they can ascertain which of such items, if any, they may wish to include/exclude from their analysis of the company’s performance; i.e., within the context of determining how that performance differed from their expectations, as well as how, if at all, to adjust their estimates of future performance accordingly. To this end, Management has adopted a practice of listing “Significant Items” in its external disclosure documents (e.g., earnings press releases, investor presentations, Forms 10-Q and 10-K).
“Significant Items” for any particular period are not intended to be a complete list of items that may materially impact current or future period performance. A number of items could materially impact these periods, including those described in Huntington’s 2008 Annual Report on Form 10-K and other factors described from time to time in Huntington’s other filings with the Securities and Exchange Commission.

Annualized data
Certain returns, yields, performance ratios, or quarterly growth rates are presented on an “annualized” basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts. For example, loan and deposit growth rates are most often expressed in terms of an annual rate like 8%. As such, a 2% growth rate for a quarter would represent an annualized 8% growth rate.
Fully-taxable equivalent interest income and net interest margin
Income from tax-exempt earnings assets is increased by an amount equivalent to the taxes that would have been paid if this income had been taxable at statutory rates. This adjustment puts all earning assets, most notably tax-exempt municipal securities and certain lease assets, on a common basis that facilitates comparison of results to results of competitors.
Earnings per share equivalent data
Significant income or expense items may be expressed on a per common share basis. This is done for analytical and decision-making purposes to better discern underlying trends in total corporate earnings per share performance excluding the impact of such items. Investors may also find this information helpful in their evaluation of the company’s financial performance against published earnings per share mean estimate amounts, which typically exclude the impact of Significant Items. Earnings per share equivalents are usually calculated by applying a 35% effective tax rate to a pre-tax amount to derive an after-tax amount, which is divided by the average shares outstanding during the respective reporting period. Occasionally, when the item involves special tax treatment, the after-tax amount is disclosed separately, with this then being the amount used to calculate the earnings per share equivalent.
NM or nm
Percent changes of 100% or more are typically shown as “nm” or “not meaningful” unless required. Such large percent changes typically reflect the impact of unusual or particularly volatile items within the measured periods. Since the primary purpose of showing a percent change is for discerning underlying performance trends, such large percent changes are typically “not meaningful” for trend analysis purposes.
About Huntington
Huntington Bancshares Incorporated is a $53 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Through our subsidiaries, including our banking subsidiary, The Huntington National Bank, we provide full-service commercial and consumer banking services, mortgage banking services, equipment leasing, investment management, trust services, brokerage services, customized insurance service program, and other financial products and services. Our over 600 banking offices are located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers within our six-state banking franchise area. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida and Mortgage Banking offices in Maryland and New Jersey. International banking services are available through the headquarters office in Columbus and a limited purpose office located in both the Cayman Islands and Hong Kong.
###

HUNTINGTON BANCSHARES INCORPORATED
Quarterly Key Statistics (1)
(Unaudited)

	2009		2008	Percent Changes vs.
(in thousands, except per share amounts)	Third	Second	Third	2Q09	3Q08
Net interest income	$362,819	$349,899	$388,636	3.7%	(6.6)%
Provision for credit losses	475,136	413,707	125,392	14.8	N.M.
Noninterest income	256,052	265,945	167,857	(3.7)	52.5
Noninterest expense	401,097	339,982	338,996	18.0	18.3

(Loss) Income before income taxes	(257,362)	(137,845)	92,105	86.7	N.M.
(Benefit) Provision for income taxes	(91,172)	(12,750)	17,042	N.M.	N.M.

Net (Loss) Income	$(166,190)	$(125,095)	$75,063	32.9%	N.M. %

Dividends on preferred shares	29,223	57,451	12,091	(49.1)	N.M.

Net (loss) income applicable to common shares	$(195,413)	$(182,546)	$62,972	7.0%	N.M. %

Net (loss) income per common share — diluted	$(0.33)	$(0.40)	$0.17	(17.5)%	N.M. %
Cash dividends declared per common share	0.0100	0.0100	0.1325	—	(92.5)
Book value per common share at end of period	5.59	6.23	15.86	(10.3)	(64.8)
Tangible book value per common share at end of period	4.69	5.07	6.85	(7.5)	(31.5)

Average common shares — basic	589,708	459,246	366,124	28.4	61.1
Average common shares — diluted (2)	589,708	459,246	367,361	28.4	60.5

Return on average assets	(1.28)%	(0.97)%	0.55%
Return on average shareholders’ equity	(12.5)	(10.2)	4.7
Return on average tangible shareholders’ equity (3)	(13.3)	(10.3)	11.6
Net interest margin (4)	3.20	3.10	3.29
Efficiency ratio (5)	61.4	51.0	50.3
Effective tax rate (benefit)	(35.4)	(9.2)	18.5

Average loans and leases	$37,855,198	$39,007,243	$41,004,234	(3.0)	(7.7)
Average loans and leases — linked quarter annualized growth rate	(11.8)%	(18.2)%	(0.2)%
Average earning assets	$45,525,113	$45,479,818	$47,640,822	0.1	(4.4)
Average total assets	51,679,535	51,496,992	54,660,358	0.4	(5.5)
Average core deposits (6)	35,343,970	34,455,410	32,038,291	2.6	10.3
Average core deposits — linked quarter annualized growth rate (6)	10.3%	17.2%	4.1%
Average shareholders’ equity	$5,285,473	$4,927,592	$6,323,247	7.3	(16.4)

Total assets at end of period	52,512,659	51,397,252	54,660,589	2.2	(3.9)

Total shareholders’ equity at end of period	5,675,106	5,220,522	6,375,760	8.7	(11.0)

Net charge-offs (NCOs)	355,942	334,407	83,751	6.4	N.M.
NCOs as a % of average loans and leases	3.76%	3.43%	0.82%
Nonaccrual loans and leases (NALs)	$2,181,065	$1,818,367	$585,941	19.9	N.M.
NAL ratio	5.85%	4.72%	1.42%
Non-performing assets (NPAs)	$2,344,042	$2,002,584	$675,319	17.1	N.M.
NPA ratio	6.26%	5.18%	1.64%
Allowance for loan and lease losses (ALLL) as a % of total loans and leases at the end of period	2.77	2.38	1.75
ALLL plus allowance for unfunded loan commitments and letters of credit as a % of total loans and leases at the end of period	2.90	2.51	1.90
ALLL as a % of NALs	47	50	123
ALLL as a % of NPAs	44	46	107
Tier 1 common risk-based capital ratio (7)	7.82	6.80	5.89
Tier 1 risk-based capital ratio (7)	13.04	11.85	8.80
Total risk-based capital ratio (7)	16.24	14.94	12.03
Tier 1 leverage ratio (7)	11.30	10.62	7.99
Tangible equity / assets (8)	9.71	8.99	5.99
Tangible common equity / assets (9)	6.46	5.68	4.88

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to “Significant Items”.

(2)	For all the quarterly periods presented above, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation because the result would have been higher than basic earnings per common share (anti-dilutive) for the periods.

(3)	Net (loss) income excluding expense for amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total stockholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($17.0 million in 3Q 2009, $17.1 million in 2Q 2009, and $19.5 million in 3Q 2008) divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.

(7)	Based on an interim decision by the banking agencies on December 14, 2006, Huntington has excluded the impact of adopting Statement 158 from the regulatory capital calculations.

(8)	Tangible equity (total equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

(9)	Tangible common equity (total common equity less goodwill and other intangible assets) divided by tangible assets (total assets less goodwill and other intangible assets). Other intangible assets are net of deferred tax.

HUNTINGTON BANCSHARES INCORPORATED
Year to Date Key Statistics (1)
(Unaudited)

	Nine Months Ended September 30,		Change
(in thousands, except per share amounts)	2009	2008	Amount	Percent
Net interest income	$1,050,223	$1,155,326	$(105,103)	(9.1)%
Provision for credit losses	1,180,680	334,855	845,825	N.M.
Noninterest income	761,099	640,038	121,061	18.9
Noninterest expense	3,710,848	1,087,277	2,623,571	N.M.

(Loss) Income before income taxes	(3,080,206)	373,232	(3,453,438)	N.M.
(Benefit) Provision for income taxes	(355,714)	69,747	(425,461)	N.M.

Net (Loss) Income	$(2,724,492)	$303,485	$(3,027,977)	N.M. %

Dividends on preferred shares	145,467	—	145,467	—

Net (loss) income applicable to common shares	$(2,869,959)	$303,485	$(3,173,444)	N.M. %

Net (loss) income per common share — diluted	$(6.08)	$0.83	$(6.91)	N.M. %
Cash dividends declared per common share	0.030	0.530	(0.500)	(94.3)

Average common shares — basic	471,958	366,188	105,770	28.9
Average common shares — diluted (2)	471,958	367,268	104,690	28.5

Return on average assets	(6.95)%	0.74%
Return on average shareholders’ equity	(62.7)	6.6
Return on average tangible shareholders’ equity (3)	(83.8)	15.9
Net interest margin (4)	3.09	3.27
Efficiency ratio (5)	57.6	54.7
Effective tax rate	(11.5)	18.7

Average loans and leases	$39,231,633	$40,799,635	$(1,568,002)	(3.8)
Average earning assets	45,854,670	47,858,054	(2,003,384)	(4.2)
Average total assets	52,434,200	55,026,946	(2,592,746)	(4.7)
Average core deposits (6)	34,287,536	31,860,124	2,427,412	7.6
Average shareholders’ equity	5,805,431	6,186,247	(380,816)	(6.2)

Net charge-offs (NCOs)	1,031,840	197,447	834,393	N.M.
NCOs as a % of average loans and leases	3.51%	0.65%

N.M., not a meaningful value.

(1)	Comparisons for presented periods are impacted by a number of factors. Refer to the “Significant Items” discussion.

(2)	For all periods presented above, the impact of the convertible preferred stock issued in April of 2008 was excluded from the diluted share calculation because the result was more than basic earnings per common share (anti-dilutive) for the period.

(3)	Net income less expense excluding amortization of intangibles for the period divided by average tangible shareholders’ equity. Average tangible shareholders’ equity equals average total shareholders’ equity less average intangible assets and goodwill. Expense for amortization of intangibles and average intangible assets are net of deferred tax liability, and calculated assuming a 35% tax rate.

(4)	On a fully taxable equivalent (FTE) basis assuming a 35% tax rate.

(5)	Noninterest expense less amortization of intangibles ($51.2 million in 2009 and $57.7 million in 2008) divided by the sum of FTE net interest income and noninterest income excluding securities gains (losses).

(6)	Includes noninterest bearing and interest bearing demand deposits, money market deposits, savings and other domestic time deposits, and core certificates of deposit.